Exhibit 10.65

October 10, 2004

JOINT MARKETING & PHASED BUSINESS AGREEMENT

THIS PARTNERSHIP AGREEMENT ("Agreement") made and effective this October 10, 2004, by and between the following corporations, referred to in this Agreement as the "Joint Partners" are referred to as "Partner" or by its designated abbreviation: Asia Broadband, Inc., [ASAB] and Shanghai Broadband Network, Inc., ["SBN"] located at 710 Dong Fang Road, Suite 1212, Pudong, Shanghai, P.R. China. and reallyenglish.com Ltd [RE] located at 87 Worship Street London EC2A 2BE.

The Partners wish to set forth, in a written agreement, the terms and conditions by which they will associate themselves in the Partnership. IE21 is a trademark of ASAB and SBN, and reallyenglish ["RE"] is a trademark of RE.

The Joint Marketing & Phased Business Agreement begins in a "Three Phase" business approach:

1.) Localization, integration, sales and marketing of reallyenglish branded products beginning with Business Writing Skills.

2.) Bi-lateral research, product development, sales and marketing of additional product lines from RE and SBN respectively in each other's territory.

3.) Efforts to analyze and mutually agree on the parameters of a merger and acquisition of RE by ASAB.

NOW, THEREFORE, in consideration of the promises contained in this Agreement, the Partners affirm in writing their association as a partnership in accordance with the following provisions:

PHASE 1: Scope of Business - Business Writing Skills

a. Localize and Integrate reallyenglish Business Writing Skills into IE21 English products.

b. Use the branding identification of "IE21 English and Business Writing, powered by reallyenglish."

c. Immediate implementation.

d. Revenue sharing per user of 50% for RE and 50% for SBN. The term "user" can be paying client/customer in either a B2B or B2C sales format. The end-user pricing of the product to be agreed by both parties

e. A more sophisticated pricing matrix to be developed if necessary and only by mutual agreement.

f. SBN leads the product localization with the necessary assistance from RE.

g. Begin collaborative discussion and decision on the type of technology platform to be utilized.

h. The course initially offered in "self-correction mode." Use of the RE Writing Management System and graders to be discussed going forward.

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i. Assuming subsequent business Phases [2 & 3 per this document] do not proceed, the agreement between SBN and RE will have the following parameters:

a. The business writing product continues to be marketed and sold by SBN in its territory under the previously agreed upon revenue sharing.

b. Intellectual property for the localized version reverts fully to RE and SBN is compensated for the human resources expended in the product localization should RE decide to acquire SBN's intellectual property in the localized version

PHASE 2: Scope of Business - Market Research, Continued Product Development

a. Both parties will make "best efforts" to make a market analysis for respective parties' products in the respective local territories.

b. SBN's market analysis will identify market needs for function-specific and industry-specific English for local and global markets. Possible product development targets include IT, Banking, Hotel, and Speedreading courses.

c. Upon identification of market needs for these RE-based products, RE will make the content management system available for SBN's localization and development, and will allow the developed courses to be published and marketed /sold according to revenue sharing formulae and pricing matrix as set forth in Phase 1

d. RE's market analysis will provide initial product feedback on E Ya Kids, and data and insights into the children's English market in its territory.

e. Based on the feedback, RE will also outline channel sale approaches and revenue estimates for 2005 and 2006 for the E Ya Kids product.

PHASE 3: - Merger & Acquisition of RE by ASAB

a. ASAB and RE to exchange most recent business plan prior to next meeting.

b. Further due diligence of strengths and weaknesses to optimize an enhanced organization as a whole to target markets.

c. Meeting targeted for third week of October 2004 with RE's Finance Director.

d. Identification of comparative skills sets between the Partners in sales, marketing, product development and engineering.

e. Determining product readiness for market resulting in a product localization analysis report.

f. Analysis of financial statements of RE.

g. Further analyze sales distribution channels and sales forecasts for 2004, 2005 and 2006.

h. Analyze the cost structures and processes of RE while considering new deployment of resources to maximize sales yield.

i. Human resource analysis and placement of resources in overall organization.

j. Future scope of business in Japan, migration into Asia and Europe.

k. Financial parameters of ASAB absorbing RE's operations.

l. Due-diligence on financial aspects of operations.

m. Target to agree on this Phase: November 30, 2004

2. General Duties.

In connection with the joint marketing of RE's Product and SBN's Product, envisaged in phase 3, the parties agree to the following mutual duties:

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A. To share information with respect to product distribution channels, methods of distribution, competitive information and any other information which can be disclosed without violating any law or breaching any obligations of confidentiality.

B. To include, where appropriate, literature concerning the other party's product in individual direct mail or other direct marketing and with product shipments.

C. To provide, at the earliest practical date, information about product development, new Products or modification to existing Products jointly marketed pursuant to this Agreement.

D. To share information with respect to sales leads.

E. To provide a reasonable number of samples, demonstration units or other models of products to the other party.

F. To mention or include the other party's products in advertisements, brochures, promotion and press releases.

G. To share information with respect to trade shows, seminars and meetings which may be beneficial to the other party.

H. To advise the other party about ideas or recommendations for new products or enhancements to existing Products which may be appropriate for the other party's product lines.

3. Specific Duties.

In addition to the general duties set forth in Section 2 above, the parties agree to engage in the following specific joint marketing activities during the Initial Term of this Agreement:

Press Releases. Within thirty days of the date of this Agreement, the parties shall jointly prepare and issue a press release announcing the joint marketing program envisaged in phase 1 and phase 2. Any later press release which refers to the other party or its products must be approved by the other party prior to release.

Training. Each party agrees to provide one individual to attend a sales meeting of the other party for the purpose of demonstrating and training sales personnel with respect to the party's product. Each party shall bear its own expenses for transportation and other out-of-pocket expenses for sending its representative to the other party's sales meeting.

4. Confidentiality.

Both parties agree to abide by the terms set out in the confidentiality agreement signed by both parties on September 23rd 2004.

5. Conflicts

During this Agreement, each party agrees that it will not engage in any marketing, promotion, advertising or sales effort with respect to any of its products that is being sold by the other party. This clause restricts each party's activities only in geographic regions where the other party has a strong sales presence (i.e. Shanghai and Tokyo).

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6. Term and Termination.

A. The agreement will remain in place until 12 months notice is provided by either company of their intention to terminate. RE guarantees to honor all existing licenses at the time notice is given. During this period RE will not proactively market its products in the Shanghai region of China.

B. This Agreement may be terminated at any time upon the occurrence of any of the following events:

(i) if either of the parties shall default on any material obligation and such default is not cured within fifteen days following notice from the other party.

(ii) if a party files a petition for bankruptcy, is insolvent, makes an assignment for benefit of creditors or if a trustee or receiver is appointed for a party, and such remaining of the foregoing remains undismissed for a period of sixty (60) days.

(iii) either party shall cease to do business, and where RE ceases to market SBN's Product or SBN-ASAB ceases to market RE's Product.

7. Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8. Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

9. Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery service;

If to RE:

reallyenglish.com Ltd
87 Worship Street
London EC2A 2BE
UK

and if to Second Party ASAB + SBN:

Asia Broadband, Inc.,
710 Dong Fang Road, Suite 1212
Pudong, Shanghai P.R. China

10. Governing Law and Arbitration.

A. This Agreement shall be construed and enforced in accordance with the laws of the state of Pudong, P.R. China.

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B. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any dispute that cannot be resolved amicably shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Shanghai, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

11. No Assignment.

Neither party shall assign this Agreement or any interest or obligation herein without the prior written consent of the other party.

This Agreement is signed and sealed on this 10rd day of October, 2004 by and between the following parties:

Agreed for reallyenglish.com Ltd

Signed /s/ Nigel Killick	Date 10/10/2004
Nigel Killick - CEO

Agreed for Asia Broadband, Inc.

Signed /s/ Graham Brant	Date 10/10/2004
Graham Brant - President